Exhibit 99.1

Arlington Asset Investment Corp

May 6, 2010

9:00 a.m. ET

Operator:	Good morning. My name is Mary Ann, and I will be your conference operator today. At this time, I would like to welcome everyone to the Arlington Asset Investment Corp. first quarter 2010 earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you. Mr. Harrington, you may begin your conference.

Kurt Harrington:	Good morning. Thank you. This is Kurt Harrington, chief financial officer of Arlington Asset. Before we begin this morning’s call, I would like to remind everyone that statements concerning future performance, returns, plans and steps to position the company to realize value, and any other guidance on present or future periods constitute forward-looking statements that are subject to a number of factors, risks, and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include but are not limited to changes in interest rates, increased cost of borrowing, decreased interest spreads, changes in default rates, preservation of our net operating loss and net capital loss carry-forwards, impacts of regulatory changes, and changes to Fannie Mae and Freddie Mac, availability of opportunities that meet or exceed our risk-adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, changes in mortgage prepayment speeds, risk associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, regulatory and market conditions.

These and other risks are described in the company’s annual year report on Form 10-K and quarterly reports on Form 10-Q that are available from the company and from the SEC. And you should read and understand these risks when evaluating any forward-looking statement. I would now like to turn the call over to Eric Billings for his remarks.

Eric Billings:	Thank you, Kurt. Good morning and welcome to the first quarter earnings call for Arlington Asset Investment Corp. I’m Eric Billings, CEO of Arlington Asset. And joining me on the call today are Rock Tonkel, president and COO, and Kurt Harrington, our CFO. In addition, we have members of the senior management team attending. Thank you for joining us today. We are pleased to speak with you about our progress the company has made.

As you can see from this morning’s press release, Arlington reported core operating income of $6.1 million or 77 cents per share, and net income for the quarter ended March 31st of $4.6 million or $0.59 cents per share on a diluted basis. Book value at March 31st was $20.03. Arlington’s investable capital is fully deployed and our non-agency MBS portfolio had a face value at March 31st of $366 million, a yield of approximately 19 percent for the quarter with an amortized cost basis of $176 million and an average cost of approximately of 50 percent of face value.

As a result of these factors, accompanied by Arlington’s tax benefits, the company generated an after tax cash return on equity which permitted the payment of a $0.35 cent per share dividend in the first quarter, representing a 45 percent payout of the current period operating income.

Our non-agency MBS had approximately 10 percent credit enhancement, 22 percent 60-day plus delinquency, an aggregate purchase discount of $184 million and repurchase financing of $3.7 million as of March 31st. Those key characteristics should provide protection to our invested capital under draconian scenarios and offer our shareholders the potential to realize over time substantial upside above tangible book value.

At March 31st, approximately 48 percent of our capital was allocated to senior securities with the remaining 52 percent of our capital allocated to re-REMIC and mezzanine securities. The portfolio has an original loan to value of 72 percent, original FICO score of 729, average loan size of $566,000, a three-month CPR of 16 percent and recent three month loss severities of 47 percent.

Increased demand for non-agency securities has been reflected in higher prices and has created a significant increase in the value of our portfolio during the second quarter. The company has and intends to continue to migrate capital from senior non-agency securities that have achieved targeted reflation to non-agency securities that offer more attractive risk adjusted returns inclusive of current income as well as reflation potential.

To date in the second quarter, the company has realized gains of approximately $3.3 million from sales of non-agency MBS securities illustrating the initial combined effect of rising prices and the company’s investment approach.

We continue to find attractive opportunities and view the increased breadth of investors in these assets as a positive for the liquidity and the value of our assets over time. Recent investments have improved portfolio performance by increasing expected cash returns and reducing credit frequency in the portfolio on an absolute basis and in relation to credit enhancement. We have continued to structure our agency mortgage-backed security portfolio to substantially eliminate price risk with a limited contribution to income in the first quarter; however, as hedged net interest spreads for agency securities have widened recently toward those prevalent during the financial crisis, going forward we expect to generate greater income from increased agency exposure.

With attractive current yields and reflation potential in the company’s non-agency MBS portfolio approximately equal to the current invested capital of $185 million and more than the current market capitalization of the company, we are optimistic about the company’s ability to provide significant potential growth in cash earnings and book value per share going forward.

At the point in time when the realization of the reflation potential from our non-agency MBS is complete, and that growth in value is fully reflected in capital and book value per share, we believe that the deployment of the resulting investable capital has the potential to create growth in cash earnings above current levels, after making reasonable assumptions as to expected cash returns on investable capital in comparison to historical norms for multiple asset classes. Operator, I would like to now open the call for questions.

Operator:	At this time, I would like to remind everyone, in order to ask a question, please press star then the number one on your telephone keypad. We’ll pause for a moment to compile the Q&A roster. Again, if you have a question or comment, please press star then the number one. Your first question comes from the line of Steve Delaney of JMP Securities.

Steve Delaney:	OK. Just one quick thing, the NOL, can you give me a breakdown between how much of that $800 million is really just a regular operating loss and how much of it is capital loss carry-forward?

Kurt Harrington:	Yes, Steve – Kurt; $270 million of it would be NOL.

Steve Delaney:	OK.

Kurt Harrington:	And well over $500 million in capital loss carry-forwards.

Steve Delaney:	OK. And I’m not trying to focus a lot on tax because it gives me a headache, to get to a capital loss versus operating, the concept of short-term versus long-term to get into the capital bucket, do you have to hold an MBS? Or do you have a certain holding period for it to qualify there and not being a part of the operating? I’m trying to figure out how hard it is to really use the $500 million.

Kurt Harrington:	Well, the $500 million would be if we exit these securities and the excess over whatever our adjusted tax basis is versus the sales proceeds.

Steve Delaney:	And, I guess maybe because you’re a corporation, the holding period doesn’t matter?

Kurt Harrington:	Right.

Steve Delaney:	OK, great. Thanks for clarifying that. Thanks, guys.

Eric Billings:	Thanks, Steve.

Operator:	Your next question comes from the line of David Kim of Solis Capital.

David Kim:	Hi. Good morning. Can you talk about if there are any quality differences between the senior and the mezz re-REMICs collateralized? And also, what percent of the re-REMICs are pro rata? And, also, are there any option ARMs?

Rock Tonkel:	David, this is Rock Tonkel. There are no option ARMs. The pro rata in relation to the mezz re-REMICs are probably 20 percent. And overall the re-REMICs have superior credit characteristics. They generally have higher FICOs, lower original LTVs, lower current mark-to-market LTVs, lower 60-plus today and better ratios as a result – better protection from enhancement to 60-plus.

David Kim:	OK. And when do the NOLs start to expire?

Kurt Harrington:	The NOLs, the operating loss carry-forwards, are 20 years. We’ve been generating those for the past couple. So there’s a 17–18 years left on those. The capital gain carry-forwards are five years. And so we’re about halfway through that at this point.

David Kim:	OK. Thank you.

Operator:	Your next question comes from the line of Vincent Staunton of Wedbush.

Vincent Staunton:	I have a question. I didn’t catch it earlier, but what are your current holdings of agency MBS securities?

Rock Tonkel:	Total agency portfolio at the end of the quarter is about $140 million.

Vincent Staunton:	OK. And in terms of operating expenses, is this what you would expect going forward? Is this down to what you expect?

Rock Tonkel:	I think there’s some room for improvement from here. We’ve been able to achieve some reductions in corporate public company expenses that we’ll realize over the remainder of the year. So there’s some room for additional improvement there.

Vincent Staunton:	OK. Thanks, guys.

Eric Billings:	Thank you.

Operator:	OK. At this time, I would like to remind everyone, if you wish to ask a question, please press star then the number one. We’ll pause for a moment to compile the Q&A roster. And at this time, there are no further questions.

Eric Billings:	Thank you very much for joining us, everybody. We look forward to speaking to you next quarter.

Operator:	Thank you for participating in today’s conference. You may now disconnect.

END